Penserra Capital Management LLC

CODE OF ETHICS

Adopted March 1, 2016

I. INTRODUCTION

High ethical standards are essential for the success of Penserra Capital Management LLC (the “Adviser”) and to maintain the confidence of the Adviser’s clients.  The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first.  We have a fiduciary duty to clients to act solely for the benefit of our clients.  All personnel of the Adviser, including members, officers and employees of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients.  All personnel of the Adviser must also comply with all federal securities laws.

Potential conflicts of interest between the interests of the Adviser’s personnel and the interests of the Adviser’s clients may arise in connection with the operation of the Adviser’s investment Advisory activities, including conflicts arising in connection with the personal trading activities of the Adviser’s personnel. In recognition of (i) the fact that an employee of the Adviser may have a pre-existing personal securities account and may require the ability to sell securities from time to time, (ii) the Adviser’s fiduciary duty to its clients and (iii) the Adviser’s desire to maintain its high ethical standards, the Adviser has adopted this Code of Ethics (the “Code”) containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients. The Code is intended to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Adherence to the Code and the reporting requirements related to personal investing is considered a basic condition of employment by the Adviser.  If you have any doubt as to the propriety of any activity, you should consult with the CCO, who is charged with the administration of this Code.

I. DEFINITIONS

Access Person of the Adviser means any Advisory Person of the Adviser.

Advisory Person of the Adviser means (i) any officer, manager, member, consultant or employee (full-time, part-time or temporary) of the Adviser (or of any company with a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Reportable Securities by a client or has access to Fund portfolio information, or whose functions relate to the making of any recommendations with respect to such purchase or sale of Reportable Securities, and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to clients with regard to the purchase or sale of Reportable Securities.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect “pecuniary” or financial interest in a security.  For example, an individual has an indirect pecuniary interest in any security owned by the individual’s spouse.  Beneficial ownership also includes, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, having or sharing “voting power” or “investment power” as those terms are used in Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Compliance Officer means the Chief Compliance Officer of the Adviser.

Covered Person means any Advisory Person of the Adviser and any other member, manager, officer, consultant or employee (including, full-time, part-time and temporary employees) of the Adviser and any person who serves as a dual employee of, or is affiliated with, the Adviser and a company with a control relationship to the Adviser.  A Covered Person also includes any solicitor/consultant, representative or agent retained by the Adviser who (i) makes or participates in the making of investments and/or potential investments for clients; (ii) has access to non-public information on investments and/or potential investments for clients; or (iii) has access to non-public information regarding securities recommendations to clients.

Personal Account means any account in which a Covered Person has any direct or indirect beneficial ownership. For purposes of this Code, beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Reportable Funds means any open-end registered investment company advised or sub-advised by the Adviser.

Reportable Security means any stock, bond, future, investment contract, exchange-traded fund, or any other instrument that is considered a “security” under section 202(a)(1) of the Advisers Act and includes any derivative thereof, commodities, options or forward contracts, except that it does not include:

(i)	Direct obligations of the Government of the United States;
(ii)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(iii)	Shares of open-end mutual funds other than those advised or sub-advised by the Adviser; and
(iv)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Restricted Security means any Security (i) that is to be Acquired or Sold for a client; (ii) that the Adviser is researching, analyzing or considering buying or selling for a client; (iii) for which a Covered Person may have material non-public information.

Security to be Acquired or Sold for a Client means

(i) Any Reportable Security which:
(A)  is in the period of a rebalancing or included in an index change (defined as the day an index change list has been provided until the rebalance date); or
(B)  is or is being considered by the Adviser for purchase or sale for the client; and
(iii)	Any option to purchase or sell and any security convertible into or exchangeable for, a Reportable Security described in (i)(A) or (i)(B) above;

Short Sale means the sale of securities that the seller does not own.  A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III. STANDARDS OF CONDUCT

It is unlawful for a Covered Person in connection with the purchase or sale, directly or indirectly, by the Covered Person of a Reportable Security Held or to be acquired by a client to:

•	Employ any device, scheme or artifice to defraud the client;

•
Make any untrue statement of a material fact to the client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the client; or

•	Engage in any manipulative practice with respect to the client.

In addition, it is expected that all Covered Persons will:

•	Use reasonable care and exercise professional judgment in all actions affecting a client.

•
Maintain general knowledge of and comply with all applicable federal and state laws, rules and regulations governing the Adviser’s activities, and not knowingly participate or assist in any violation of such laws, rules or regulations.

•	Not engage in any conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act that reflects adversely on their honesty, trustworthiness, or professional competence.

•
Respect and maintain the confidentiality of clients’ information, their securities transactions and potential transactions, their portfolio strategy, or any other matters within the bounds of fiduciary duty.

•
Be aware of the scope of material nonpublic information related to the value of a security.  Avoid any trading or causing any other party to trade in a security if such trading would breach a fiduciary duty or if the information was misappropriated or relates to a material corporate event.

•
Exercise diligence and thoroughness in securities research and in the making of investment recommendations and decisions; and maintain appropriate records to support the reasonableness of such recommendations and decisions.

•	Deal fairly and objectively with clients when disseminating investment recommendations, disseminating material changes in recommendations, and taking investment action.

•	Refrain from any misrepresentations or factual omissions that could affect clients’ investment decisions.

•	Comply on a timely basis with the reporting requirements of this Code.

IV. APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Covered Persons. This Code of Ethics applies to all Personal Accounts of all Covered Persons.  A Personal Account includes an account maintained by or for:

•	A Covered Person’s spouse (other than a legally separated or divorced spouse of the Covered Person) and minor children;

•	Any immediate family members who live in the Covered Person’s household;

•
Any persons to whom the Covered Person provides primary financial support, and either (i) whose financial affairs the Covered Person controls, or (ii) for whom the Covered Person provides discretionary Advisory services; and

•	Any partnership, corporation or other entity in which the Covered Person has a 25% or greater beneficial interest, or in which the Covered Person exercises effective control.

A comprehensive list of all Covered Persons and Personal Accounts will be maintained by the Adviser’s Compliance Officer.

V. PRE-CLEARANCE REQUIREMENTS AND RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1. General. It is the responsibility of each Covered Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws.  Personal securities transactions for Covered Persons may be effected only in accordance with the provisions of this Section.  Covered Persons may not trade in Restricted Securities as defined in Section I.  This list of Restricted Securities includes, but it not limited to, securities managed by the Adviser for a client, those that may give rise to a conflict of interest or a security in which trading would involve the misuse of confidential or inside information.  Covered Persons are also required to submit pre-clearance requests for trading in all reportable securities and reportable funds to the compliance department.  The CCO must submit a preclearance request and receive approval from a member of senior management.  Duplicate Statements and confirmations must be received directly from the Covered Person’s broker-dealer in which the Compliance Department will review each personal transaction, and record of the transaction and review are maintained in compliance with the firm’s record retention policy.
2.         Short Sales. A Covered Person may not engage in any short sale of a Restricted Security.  Short sales of securities that are not Restricted Securities are permitted. Permitted short sales may not be made without the prior approval of the CCO.

3.         Initial Public Offerings. A Covered Person may not acquire any direct or indirect beneficial ownership in ANY securities in any initial public offering.

4.        Private Placements and Investment Opportunities of Limited Availability. A Covered Person may not acquire any beneficial ownership in ANY securities in any private placement of securities or investment opportunity of limited availability unless the CCO has given express prior written approval. “Private Placements” are offerings that are exempt from registration under the Securities Act of 1933, as amended, including exempted offerings of securities issued outside the United States. Investments in hedge funds or private pooled vehicles are typically sold in private placements.  The CCO, in determining whether approval should be given, will take into account, among other factors, whether the opportunity is being offered to the Covered Person by virtue of his or her position with the Adviser.

5.         Service on Boards of Directors; Outside Business Activities. A Covered Person may not serve as a director (or similar position) on the board of any company, including a public company, unless Covered Person has received written approval from the CCO.  Authorization will be based upon a determination that the board service would not be inconsistent with the interests of any client account.  At the time a Covered Person submits the initial holdings report in accordance with Section VII.2. of the Code, the Covered Person will submit to the CCO a description of any outside business activities in which the Covered Person has a significant role.

6.        Excessive Trading. The Adviser believes that excessive personal trading by its Covered Persons can raise compliance issues and conflicts of interest.  Compliance will review personal trading to determine the appropriate levels of personal trading.

7.	Gifts.
(a) No Covered Person may receive any gift, service, or other thing of more than de minimis value ($100 in aggregate annually from any one person or entity that does business with or potentially could conduct business with or on behalf of the Adviser). No Covered Person may give or offer any gift of more than de minimis value ($100 per year in aggregate to any entity that does business with or potentially could conduct business with or on behalf of the Adviser) without the prior written approval of the CCO.

(b) Solicited Gifts. No Covered Person may use his or her position with the Adviser to obtain anything of value from a client, supplier, person to whom the Covered Person refers business, or any other entity with which the Adviser does business.

(c) Cash. No Covered Person may give or accept cash gifts or cash equivalents to or from an investor, prospective investor, or any entity that does business with or potentially could conduct business with or on behalf of the Adviser.

(d) Entertainment. No Covered Person may provide or accept extravagant or excessive entertainment to or from an investor, prospective investor, or any person or entity that does or potentially could do business with or on behalf of the Adviser. Covered Persons may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. Any event likely to exceed a de minimis value ($100), must be approved in advance by the CCO.

(e) Seminars and Conferences. The Adviser requires all Covered Persons to submit travel and expense reports for all expenses associated with seminars and conferences. Covered Persons must submit all travel and lodging expenses to be paid by the Adviser, and must receive the prior written approval of the Compliance Officer in order to permit a broker or third party to pay expenses associated with a Covered Person’s travel and lodging regarding a specific seminar or conference.

(f) Government Officials. No gift or entertainment event of any value involving U.S. government officials or their families, which may be perceived to induce the recipient to act for the benefit of the Adviser, may be given or sponsored by the Adviser or any Covered Person without the prior written approval of the CCO.

(g) Reporting. Each Covered Person must report all gifts received in connection with the Covered Person’s employment to the CCO. The CCO may require that any such gift be returned to the provider or that an expense be repaid by the Covered Person. The CCO also will keep records of any gifts so reported.

8.        Management of Non-Adviser Accounts. Covered Persons are prohibited from managing accounts for third parties who are not clients of the Adviser or serving as a trustee for third parties unless the CCO pre-clears the arrangement and finds that the arrangement would not harm any client.  The CCO may require the Covered Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

VI.	REPORTING

1.         Duplicate Copies of Broker’s Confirmations and Account Statements to Adviser. All Covered Persons must direct their brokers or custodians or any persons managing the Covered Person’s account in which any Reportable Securities and Reportable Funds are held to supply to the CCO:

•	The Covered Person’s monthly and quarterly brokerage or account statements within 30 days after the relevant time period.
•	All covered persons are required to request pre-approval for any securities trading in their personal accounts. These requests will be checked against the received statements.

2.         Initial Holdings Reports. All Covered Persons are required within ten (10) days of becoming a Covered Person through the adoption of this Code or of commencement of employment with the Adviser, to submit an Initial Holdings Statement (Attachment A) to the CCO listing:

•
All Reportable Securities and Reportable Funds in which the Covered Person has any beneficial ownership, including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each security;

•	The name of any brokerage firm, bank or other financial institution with which the Covered Person, maintains a Personal Account in which ANY securities are held; and

•	A description of outside business activities in which the Covered Person has a significant role, including any service on the board of directors of a company.

The report must be dated the day the Covered Person submits it, and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Covered Person of the Adviser.

3.         Annual Holdings Reports. On an annual basis, by a date specified by the CCO, each Covered Person must provide to the Compliance Officer, a signed and dated Annual Holdings Report (Attachment C) containing information current as of a date not more than 45 days prior to the date of the report. The Annual Holdings Report must disclose:

•
All Reportable Securities and Reportable Funds held in a Personal Account of the Covered Person, including the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each security beneficially owned; and

The name of any broker-dealer or financial institution with which the Covered Person maintains a Personal Account in which any securities are held for the Covered Person.

4.         Quarterly Transaction Reports. On a quarterly basis, each Covered Person must provide to the Chief Compliance Officer a signed and dated Quarterly Transaction Report (Attachment B) within 30 days of calendar quarter end containing following information for all Reportable Securities and Reportable Funds:

•
The date of the transaction, the title, the exchange ticker symbol ticker or CUSIP number (as applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved;

•	The nature of the transaction, (i.e., purchase, sale, or other type of acquisition or disposition);
•	The price of the Security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which transaction was effected; and
•	The date that the report is submitted.

5.         Exceptions to Reporting Requirements. A Covered Person need not submit any report with respect to securities held in accounts over which the Covered Person has no direct or indirect influence or control or transaction reports with respect to transactions in securities that are not Reportable Securities or Reportable Funds and transactions effected pursuant to an Automatic Investment Plan.

6.         Conflicts of Interest. Covered Persons must report immediately to the CCO any situation which may involve a conflict of interest or suspected violation of the Code.  Covered Persons are also restricted from owning the fund in which the firm advises.

7.         Transactions Subject to Review. The transactions reported on the quarterly transaction reports will be reviewed and compared against the Covered Persons’ account statements, and when deemed advisable by the CCO, against client transactions.

The Compliance Officer is responsible for reviewing each Code report submitted by a Covered Person.  The Compliance Officer will maintain a list of any other employees which may share that responsibility in the future.

VII.      RECORDKEEPING

The CCO shall maintain records in the manner and extent set forth below, and these records shall be available for examination by representatives of the Securities and Exchange Commission.   Records may be maintained in electronic format should the Adviser elect to automate the oversight of this Code.

1.	a copy of this Code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2.
a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs, the first two years in an appropriate office of the Adviser;

3.	a copy of all written acknowledgements of the receipt of the Code and any amendments thereto for each Covered Person who is currently, or within the past five years was a Covered Person;

4.
a copy of each report made pursuant to this Code and brokerage statements submitted on behalf of Covered Persons shall be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser;

5.
a list of all Covered Persons (which includes all Access Persons) who are required, or within the past five years have been required, to make reports under the Code or who are responsible for reviewing such reports pursuant to this Code shall be maintained in an easily accessible place;

6.	a record of persons responsible for reviewing reports and a copy of reports provided pursuant to Section VII; and

7.
a record of any report furnished to the board of the Board of Directors or Trustees of any registered investment company (the “Board”) to which it provides advisory services pursuant to Section VIII below shall be preserved for a period of not less than five years from the end of the fiscal year in which the last entry was made on such record, the first two years in an appropriate office of the Adviser.

VIII.     REPORTS TO THE BOARD(S) OF REGISTERED INVESTMENT COMPANIES

No less frequently than annually, the Adviser will furnish the Board of Directors or Trustees of any registered investment company (the “Board”) to which it provides advisery services with a written report that:

(a)
describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(b)	certifies that the Adviser has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code.

IX.       OVERSIGHT OF CODE OF ETHICS

1.          General Principle. The Adviser will use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

2.          Acknowledgment. The CCO shall identify all Covered Persons who are under a duty to make reports under this Code and shall inform such persons of such duty and annually deliver a copy of the Code of Ethics and any amendments to all Covered Persons.  The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Covered Persons are required initially and annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of Initial and Annual Certification for employees (Attachment D) or such other form as may be approved by the CCO.

3.          Review of Transactions. Each Covered Person’s transactions in his/her Personal Account will be reviewed on a regular basis.  Any Covered Person transactions that are believed to be a violation of this Code will be reported promptly to the management of the Adviser.  A member of the Adviser’s senior management will review the CCO’s transaction reports and holdings reports.

4.          Sanctions. Upon determining that a violation of this Code has occurred, the Adviser may impose such sanctions or remedial action as deemed appropriate or to the extent required by law.  These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

5.          Reports to the Board. The Adviser shall report to the Board any violation of the Code by a Covered Person, and such Covered Person may be called upon to explain the circumstances surrounding his or her non-clerical violation for evaluation by the Board.

6.         Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Covered Person or any personal securities transaction of a Covered Person from any or all of the provisions of this Code if the CCO determines that such exemption would not be against any interests of a client.  The CCO will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

7.         ADV Disclosure.  The Compliance Officer will ensure that the Adviser’s Form ADV (1) accurately describes the pertinent provisions of the Code; and (2) includes disclosure offering to provide a copy of the Code to any client or prospective client upon request.

X.         CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code shall be treated as confidential to the extent permitted by law.

ATTACHMENT A
Initial Holdings Statement

By:
(Printed Name)

Date:

The following are each and every Reportable Security and Brokerage Account containing ANY Securities in which I have a direct or indirect Beneficial Ownership and a description of all my Outside Business Activities. See Section II of the Code for information for the definitions of “Beneficial Ownership” and “Reportable Security.”  The information provided below should be current as of a date no more than 45 days prior to the date you became a Covered Person.

List of Brokerage Accounts Containing ANY Securities:

Account Name & Number	Financial Institution	Date Account Opened

List of Reportable Securities*:

Account and Institution	Description & Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount (for Bonds)

*Include additional information on a separate page if necessary. You also may attach a copy of your account statement to this form in lieu of listing the securities above.

Initial Holdings Statement (Cont’d)

Description of Outside Business Activities (including any service on the board of directors of a company):

☐              Check this box if you have nothing to report (no Brokerage Accounts containing ANY Securities, no Reportable Securities and no Outside Business Activities)

Check one of the following:

_______ I do not have direct or indirect beneficial ownership in any blind trusts or other accounts managed by a third party who has been granted discretionary investment authority (with the exception of 529 Plans, if applicable).

_______ I do have direct or indirect beneficial ownership in any blind trusts or other accounts managed by a third party who has been granted discretionary investment authority (with the exception of 529 Plans, if applicable), but did not direct the third party discretionary manager to make any particular purchases or sales of the securities for the account(s).

Signature :

Reviewed By: Title: Date:

ATTACHMENT B
Quarterly Transaction Report

By:                                                                        Date:
(Printed Name)

Period of Report:       Quarter                   Year

The following are each and every transaction in Reportable Securities in which I have a direct or indirect Beneficial Ownership.  See Section II of the Code for the definitions of “Beneficial Ownership” and “Reportable Security.”  This report must be completed and submitted within 30 days following the end of the previous calendar quarter.

Reportable Securities Transactions:

Account Name, Number and Institution	Date of Transaction	Type of Transaction (Purchase or Sale)	Description of Security	Exchange Ticker or CUSIP No.	Number of Shares	Principal Amount (for Bonds)

* You also may attach a copy of your account statement to this form in lieu of listing the securities above.

The following are each and every account (including brokerage accounts and bank accounts used substantially as brokerage accounts) that have been opened or closed during the previous quarter for which I have a direct or indirect Beneficial Ownership.

Opened / Closed Brokerage Accounts:

Account Name and Number	Financial Institution	Date	Opened / Closed

☐              Check this box if you have nothing to report (no Brokerage Accounts and no Reportable Transactions)

Check one of the following:

_______ I do not have direct or indirect beneficial ownership in a blind trust or other accounts managed by a third party who has been granted discretionary investment authority (with the exception of 529 Plans, if applicable).

_______ I do have direct or indirect beneficial ownership in any blind trusts or other accounts managed by a third party who has been granted discretionary investment authority (with the exception of 529 Plans, if applicable), but did not direct the third party discretionary manager to make any particular purchases or sales of the securities for the account(s).

Signature:

Reviewed By: Title: Date:

ATTACHMENT C
Annual Holdings Report

By:             _________________________                                                               Date: ________________________
(Printed Name)

For Period Ended:    December 31, 20___

The following is an annual report of the Reportable Securities in which I have a direct or indirect Beneficial Ownership. See Section II of the Code for the definitions of “Beneficial Ownership” and “Reportable Security.”  The information provided below should be current as of a date no more than 45 days prior to the date of this report.

Annual Holdings*

Account Name, Number and Institution	Description & Type of Security	Exchange Ticker or CUSIP No.	Number of Shares	Principal Amount (for Bonds)

* Include additional information on a separate page if necessary.  You also may attach a copy of your most recent account statement to this form in lieu of listing the securities above.

List of Brokerage Accounts Containing ANY Securities*

The following is an annual report of each and every account (including brokerage accounts and bank accounts used substantially as brokerage accounts) containing ANY securities for which I have a direct or indirect Beneficial Ownership.

Account Name and Number	Financial Institution

*Include additional information on a separate page if necessary.

☐            Check this box if you have nothing to report (no Brokerage Accounts and no Reportable Holdings)

Check one of the following:

_______ I do not have direct or indirect beneficial ownership in any blind trusts or other accounts managed by a third party who has been granted discretionary investment authority (with the exception of 529 Plans, if applicable).

_______ I do have direct or indirect beneficial ownership in any blind trusts or other accounts managed by a third party who has been granted discretionary investment authority (with the exception of 529 Plans, if applicable), but did not direct the third party discretionary manager to make any particular purchases or sales of the securities for the account(s).

Signature:

Reviewed By: Title: Date:

ATTACHMENT D
Initial and Annual Certification

I certify that I:
(i)	have received, read and reviewed the Code of Ethics;
(ii)	understand the policies and procedures in the Code of Ethics;
(iii)	recognize that I am subject to such policies and procedures;
(iv)	understand the penalties for non-compliance;
(v)	have complied with the Code of Ethics and any applicable reporting requirements during this past year (applies to Annual Certifications only);
(vi)	have fully disclosed any exceptions to my compliance with the Code below;
(vii)	will fully comply with the Code of Ethics; and
(viii)	have fully and accurately completed this Certificate.

EXCEPTION(S):

Signature:

Name:
(Please print)

Date Submitted: __________________

Reviewed By: Title: Date: